Exhibit 99.1

For Immediate Release

Compass Minerals Reports Fourth-Quarter Snow-Event Data
Late start to winter pressured sales volumes.

OVERLAND PARK, Kan. (Jan. 10, 2018) - Compass Minerals (NYSE: CMP) reported above-average winter weather in its primary North American service areas, while the company’s highway deicing sales volumes were slightly below the 10-year average.

Eleven representative cities in the company’s primary North American highway deicing service area reported 57 snow events during the fourth quarter of 2017, compared to 50 in the fourth quarter of 2016 and the 10-year average of 45.2 events.

The company sold approximately 3 million tons of highway deicing salt products in the period, which was essentially unchanged from 2016 fourth-quarter results. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products totaled 3.6 million tons in the 2017 period compared to 3.7 million tons in the fourth quarter of 2016.

“We are pleased to see improved snow event activity so far this winter, although much of the increase occurred in cities in the eastern portion of our market, which is typically a lower sales volume area for us,” said Fran Malecha, Compass Minerals’ president and CEO. “The continuation of strong winter weather in early 2018, however, bodes well for the underlying market fundamentals of the North American salt business in 2018 and beyond.”

Although total snow event activity was above average, much of the activity occurred in the last half of December, with 15 snow events occurring in the last week of the month. This is expected to shift some sales into the first quarter of 2018 as customers replenish inventories.

Snow Events Note: The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about expected market fundamentals and shift of sales to 2018. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) the ability to successfully integrate acquired businesses, and (vi) any inability by the company to successfully implement its restructuring plans or cost-saving initiatives. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results

of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2016 and 2017 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2017 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.